Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2023 Stock Incentive Plan, as amended, and Inducement Stock Option Awards (January 2025 – July 2025) of Akebia Therapeutics, Inc. of our reports dated March 13, 2025, with respect to the consolidated financial statements of Akebia Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Akebia Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

August 7, 2025